Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

FS ENERGY AND POWER FUND

This Certificate of Trust of FS Energy and Power Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.             Name. The name of the statutory trust formed by this Certificate of Trust is FS Energy and Power Fund.

2.             Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are: Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-0001; Attention: Corporate Trust Administration.

3.             Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Wilmington Trust Company, not in its individual capacity but solely as Trustee

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil
Title:Vice President

/s/ Michael C. Forman
Michael C. Forman, not in his individual capacity but solely as Trustee

/s/ David J. Adelman
David J. Adelman, not in his individual capacity but solely as Trustee